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                                                                     EXHIBIT 3.1

                 RESTATED AND AMENDED ARTICLES OF INCORPORATION
                              TEAM FINANCIAL, INC.

         The undersigned does hereby, pursuant to the vote of a majority of the stockholders at the annual meeting of the stockholders on the 13th day of June, 1998, restate and amend the Articles of Incorporation of Team Financial, Inc., originally known as TeamBanc, Inc., a corporation FOR profit originally incorporated on the 7th day of April, 1986, under the laws of the State of Kansas.

         FIRST: The name of the corporation is:

                              TEAM FINANCIAL, INC.

         SECOND: The location of its registered office in Kansas is 8 West Peoria, Paola, Miami County, Kansas, and the resident agent in charge thereof at such address is Michael L. Gibson.

         THIRD: This corporation is organized FOR profit and the nature of its business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Kansas General Corporation Code.

         FOURTH: The total number of shares of all classes which the Corporation has authority to issue is Sixty Million (60,000,000) shares, of which Fifty Million (50,000,000) shares shall be Common Stock of a par value of zero ($0.00) per share, and Ten Million (10,000,000) shares shall be Preferred Stock, of which Thirty Five Thousand (35,000) shares shall be MERN Preferred Stock.

         The designations and the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of the shares of each class of stock are as follows:

                                  COMMON STOCK

         Subject to all of the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in these Articles of Incorporation, including but not limited to, the following rights and privileges:

                  (a) distributions may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of distributions;



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                  (b) the holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote; and

                  (c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

                                 PREFERRED STOCK

         The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors and a Certificate of Designation to be filed as required by law from time to time prior to the issuance of any shares of such series.

         The Board of Directors is expressly authorized, prior to issuance, by adopting resolutions providing for the issuance of shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing a Certificate of Designation to set the number of shares to be included in each series of Preferred Stock and to set the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms and conditions of redemption relating to the shares of each such series. Notwithstanding the foregoing, the Board of Directors shall not be authorized to change the right of the Common Stock of the Corporation to vote one vote per share on all matters submitted for stockholder action. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

                  (a) The distinctive serial designation of such series and the number of shares constituting such series (provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed 10,000,000);

                  (b) The annual distribution rate on shares of such series, whether distributions shall be cumulative and, if so, from which date or dates;

                  (c) Whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which

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         such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                  (d) The obligation, if any, of the Corporation to redeem or repurchase shares of such series pursuant to a sinking fund;

                  (e) Whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

                  (f) Whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                  (g) The rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

                  (h) Any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series which may be authorized or permitted under the Kansas General Corporation Code.

         The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

                              MERN PREFERRED STOCK

         The nature and extent of preferences, rights, privileges, and restrictions granted to or imposed upon the holds of the MERN Preferred class stock are as follows:

                  (a) The holders of MERN Preferred stock shall be entitled to receive dividends, when and if declared by the Board of Directors out of any funds at the time legally available for dividends, at the rate of $5.60 per annum per share, payable in cash. Such dividend shall be cumulative and accrue from the date of original issue, whether or not earned, or declared but accumulations and dividends on preferred stock shall not bear interest. After such payments to MERN Preferred stockholders, there shall be no further participation by such shares in any additional dividends declared.

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                  (b) Upon the dissolution, liquidation, or winding-up of the corporation, whether voluntary or involuntary, the holders of the shares of MERN Preferred stock then outstanding shall be entitled to receive out of the assets of the corporation, whether representing capital or surplus of any nature an amount equal to $90.00 per share, and in addition thereto, an amount equal of the dividends unpaid and accumulated on such share, whether or not such dividends have been earned or declared, to the date of final distribution to the holders of the MERN Preferred stock, before any payment or distribution shall be made on the common stock. After such payments to the MERN Preferred stock, there shall be no further participation by such shares in the remaining assets of the corporation. If the assets distributable in the dissolution, liquidation, or winding-up shall be insufficient to pay the MERN Preferred stock owners the full preferential amounts to which they are entitled, then such assets, or the proceeds thereof shall be distributed among the holders of MERN Preferred stock ratably, in proportion to the respective amounts the holders of such shares would be entitled to receive if they were paid the full preferential amounts. A consolidation or merger of this corporation with or into any other corporation or corporations, or a sale of the assets of the corporation if the proceeds are reinvested and the corporation existence retained, shall not be deemed a liquidation, dissolution, or winding-up within the meaning of this paragraph.

                  (c) The corporation shall have the right, from time to time, to purchase, redeem, retire, and/or cancel any and all outstanding MERN Preferred stock of the corporation upon thirty (30) days written notice to the holder or holders of the MERN Preferred stock to be purchased, redeemed, retired, or canceled in such manner and amounts as the Board of Directors shall have determined at the time of issuance of said share of MERN Preferred stock.

                  (d)Except as provided by law, the holders of MERN Preferred stock shall have no stockholder voting rights.

                  (e) The corporation shall not, without first obtaining written consent of the holders of all then outstanding MERN Preferred stock, do any of the following:

                         1) Increase the authorized shares of MERN Preferred
                            stock;

                         2) Alter or change the rights, preferences, or
                            privileges of the MERN Preferred stock so as to materially adversely affect the outstanding MERN Preferred stock;

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                         3) Create any new class of stock having preferences
                            over or being on a parity with the MERN Preferred stock as to dividends or assets.

         FIFTH: The name and mailing address of the INCORPORATOR is as follows:

         Robert J. Weatherbie                       Michael L. Gibson
         106 Overhill Drive                         103 Crestview Drive
         Paola, Kansas 66071                        Paola,Kansas 66071

         Mary Ellen Gilchrist                       Carolyn Jacobs
         1633 Virginia Road                         807 E. Osage
         Osawatomie, Kansas 66064                   Paola, Kansas 66064

         SIXTH: The Incorporator may adopt the original bylaws and thereafter the power to make, alter, and repeal the bylaws is conferred upon the Board of Directors.

         SEVENTH: The term for which the corporation is to exist is: perpetual.

         EIGHTH: No merger, consolidation, liquidation or dissolution of the corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of the corporation shall be valid unless first approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of common stock. This Article Eighth may not be amended unless first approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of common stock.

         NINTH:Cumulative voting rights shall exist with respect to the election of directors.

         TENTH:

         A. The Board of Directors may, if it deems it advisable, oppose a tender of other offer for the corporation's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but it is not legally obligated to, consider any pertinent issue; by way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligate to, consider any or all of the following:

         1) Whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation;

         2) Whether a more favorable price could be obtained for the corporations securities in the future;

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         3) The impact which an acquisition of the corporation would have on the employees, depositors, and customers of the corporation and its subsidiaries and the communities which they serve;

         4) The reputation and business practices of the offeror and its management and affiliates as they would effect the employees, depositors and customers of the corporation and its subsidiaries and the future value of the corporation's stock;

         5) The value of the securities (if any) which the offeror is offering in exchange for the corporation's securities, based on an analysis of the worth of the corporation as compared to the corporation or other entity whose securities are being offered; and

         6) Any antitrust or other legal and regulatory issues that are raised by the offer.

         B. If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and soliciting a more favorable offer from another individual or entity.

         ELEVENTH:

         A. Unless ordered by a court, upon a determination by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the stockholders, that indemnification is proper in the circumstances because the applicable standard of conduct has been met, the bank may indemnify any person, such person's heirs, executors, or administrators, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the bank, by reason of the fact that such person is or was a director, officer, employee or agent of the bank, or is or was serving at the request of the bank as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such

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action, suit or proceeding, including attorney's fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the bank, and with respect to any criminal act or proceeding, has no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suite or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, or itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the bank, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

         B. Upon a determination as provided in paragraph (A), unless ordered by a court, the bank may indemnify any person, his heirs, executors and administrators, who to any threatened, pending or completed action or suit by or in the right of the bank to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the bank, or is or was serving at the request of the bank as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, including attorney's fees, if such person acted in good faith and in a manner such person reasonably incurred by such person in connection with the defense or settlement of such action or suit, including attorney's fees, if such person acted in good f faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the bank and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the bank unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         C. To the extent that a director, officer, employee or agent of a bank has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (A) and (B), or in the defense of any claim, issue or matter therein, such director, officer, employee or agent shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith, including attorneys fees.

         D. Expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding may be paid by the bank in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the

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director or officer to pay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the bank. such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

         E. The foregoing rights of indemnification or reimbursement shall not be exclusive or other rights to which such person, such person's heirs, executors, and administrators, may be entitled as a matter of law.

         F. The bank may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the bank, or is or was serving at the request of the bank as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the bank may indemnify such person against such liability under paragraph
(A) or (B) , provided that, the policy shall explicitly exclude insurance coverage for a formal order assessing civil penalties against a bank director or employee.

         G. The foregoing rights or indemnification or reimbursement notwithstanding, the bank shall not indemnify against expenses, penalties or other payments incurred in an administrative proceeding or action instituted by an appropriate regulatory agency which proceeding or action results in a final order assessing civil penalties or requiring affirmative action by an individual or individuals in the form of payments to the bank.

         In Witness Whereof, I have hereunto set my hand and affixed the seal of said corporation this 13 day of June, 1998.


                                       /s/ ROBERT J. WEATHERBIE
                                       -----------------------------------------
                                       Robert J. Weatherbie, Chairman
                                       and Chief Executive Officer

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  STATE OF KANSAS, COUNTY OF MIAMI, SECTION:)

         Be it remembered that before me, a Notary Public in and for the aforesaid county and state, personally appeared Robert J. Weatherbie, Chairman and Chief Executive Officer of the corporation named in this document, who is known to me to be the same person who executed the foregoing Restated and Amended Articles of Incorporation, and duly acknowledged the execution of the same this 13 day of June, 1998.


                                       /s/ CLARENE B. PROTHE
          [SEAL]                       -----------------------------------------
                                       Notary Public

My Appointment Expires: 11-25-2001

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